Exhibit 99.2

EXECUTION COPY

U.S. $7,550,000,000

364-DAY CREDIT AGREEMENT

Dated as of June 5, 2008

Among

CELLCO PARTNERSHIP

as Borrower,

THE LENDERS NAMED HEREIN

as Initial Lenders,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.

as Lead Arranger and Bookrunner

i

ii

Schedules

Schedule 1	-	List of Applicable Lending Offices
Schedule 2.01A	-	Term Commitments
Schedule 2.01B	-	Delayed Draw Commitments
Schedule 4.01(j)	-	Restricted Subsidiaries
Schedule 5.02(a)	-	Existing Liens

Exhibits

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Delayed Draw Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Opinion of Counsel for the Borrower

iii

364-DAY CREDIT AGREEMENT

Dated as of June 5, 2008

Among Cellco Partnership, a Delaware general partnership (the “Borrower”), the banks, financial institutions and other institutional lenders specified on Schedule 2.01A and 2.01B hereto (collectively, the “Initial Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 8.13.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at Citibank, N.A., New York, New York, 10043, Account Name Morgan Stanley Senior Funding, Inc. (MSSFI USD), ABA #021-000-089, Account #406-99-776, Reference: Cellco Partnership.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning specified in Section 2.08(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Rate” means, for any day with respect to any Eurodollar Rate Loan or Base Rate Loan, or for any day with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Rate Margin”, “Base Rate Margin”, or “Commitment Fee Rate”, respectively, based upon the rating level status that applies on such day:

Rating Level Status	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee Rate
Level I Status	0.75%	0.00%	0.080%
Level II Status	1.00%	0.00%	0.100%
Level III Status	1.25%	0.25%	0.125%
Level IV Status	1.50%	0.50%	0.150%
Level V Status	1.75%	0.75%	0.250%

The parties agree that, for purposes of determining whether on any day Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status applies, during any period during which there is no debt rating by S&P, Level V Status shall apply. If the Borrower’s long-term local issuer credit rating by S&P shall be changed (other than as a result of a change in the rating system of S&P), such change shall be effective as of the date on which it is first announced by S&P. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change in debt ratings and ending on the date immediately preceding the effective date of the next such change in debt ratings.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Domestic Business Day), provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Lending Rate shall take effect at the time of such change in the Prime Lending Rate.

“Base Rate Loan” means a Term Loan or a Delayed Draw Loan that bears interest as provided in Section 2.05(a)(i).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a borrowing of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, provided that, if the applicable Business Day relates to any Eurodollar Rate Loans, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.

“Commitment” means, with respect to each Lender, such Lender’s Term Commitment, if any, and such Lender’s Delayed Draw Commitment, if any.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consenting Lender” has the meaning specified in Section 2.04.

“Consent List” has the meaning specified in Section 8.07(a).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Incurrence” means the incurrence after the date hereof by the Borrower or any of its Subsidiaries of any Debt of the type referred to in clause (a) of the definition of the term “Debt” as to which the Borrower or such Subsidiary receives Net Cash Proceeds, excluding (i) Debt incurred pursuant to (A) this Agreement and (B) the Fixed Rate Note, (ii) Debt of the Borrower to any Subsidiary, (iii) Debt of any Subsidiary to the Borrower or any other Subsidiary and (iv) other incurrences of Debt in an aggregate principal amount of up to $100,000,000, provided that the term “Debt Incurrence” shall in any event include any refinancing of and any increase in the amount available to the Borrower under the Fixed Rate Note in excess of $9,000,000,000.

“Debt Purchase Agreements” means (i) the Debt Purchase Agreement, dated June 5, 2008, by and among the Borrower, the sellers listed on Schedule A attached thereto, Alltel Communications, LLC, a Delaware limited liability company, Alltel Communications Finance, Inc., a Delaware corporation, Atlantis Holdings LLC, a Delaware limited liability company, and Citibank, N.A. and (ii) the Debt Purchase Agreement (Minority Holders), dated June 5, 2008, by and among the Borrower, the sellers listed on Schedule A attached thereto, Alltel Communications, LLC, a Delaware limited liability company, Alltel Communications Finance, Inc., a Delaware corporation, and Citibank, N.A., each as amended, restated, waived, supplemented or otherwise modified from time to time.

“Declining Lender” has the meaning specified in Section 2.04.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Delayed Draw Borrowing” means a Borrowing of Delayed Draw Loans.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Loan hereunder pursuant to Section 2.01(b), expressed as an amount representing the aggregate principal amount of the Delayed Draw Loans to be made by such Lender hereunder, as such amount may be reduced from time to time pursuant to Sections 2.04 or 2.08 or reduced or increased pursuant to Section 8.07. The initial amount of each such Lender’s Delayed Draw Commitment is set forth on Schedule 2.01B, or in the Assignment and Acceptance pursuant to which such Lender shall have been assigned its Delayed Draw Commitment. The initial aggregate principal amount of the Lenders’ Delayed Draw Commitments is $2,750,000,000.

“Delayed Draw Funding Date” means each date set forth on a Notice of Borrowing delivered pursuant to Section 2.02, which date shall (i) be a Business Day and (ii) be a date on or following the Effective Date and not later than the Delayed Draw Termination Date.

“Delayed Draw Lender” means a Lender having a Delayed Draw Commitment and/or one or more outstanding Delayed Draw Loans.

“Delayed Draw Loan” means a loan by a Delayed Draw Lender to the Borrower on the applicable Delayed Draw Funding Date.

“Delayed Draw Note” means a promissory note of the Borrower payable to the order of any Delayed Draw Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Delayed Draw Lender resulting from the Delayed Draw Loans made by such Delayed Draw Lender.

“Delayed Draw Termination Date” means the date that is the earlier of (i) 90 days after the date hereof and (ii) the date of termination of the Delayed Draw Commitments pursuant to Section 2.04 or Section 6.01 hereof.

“Designating Lender” has the meaning specified in Section 8.08(a).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the Consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus, to the extent deducted in computing such Consolidated net income for such period, the sum (without duplication) of (a) income and franchise tax expense, (b) Interest Expense, (c) depreciation, amortization and other non-cash charges (except to the extent such non-cash charges represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period), (d) extraordinary, unusual or otherwise non-recurring losses and charges (including non-recurring restructuring charges), (e) minority interest expense and (f) all fees and expenses in connection with the transactions contemplated by the Merger Agreement, minus, to the extent added in computing such Consolidated net income for such period (and without duplication), (a) any extraordinary, unusual or otherwise non-recurring gains for such period and (b) other non-cash gains (except (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required). If the Borrower acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the assets or property of any other Person, or engages in any Material Asset Sale (as defined below), during any period in respect of which EBITDA is to be determined hereunder, such EBITDA will be determined on a pro forma basis as if such acquisition or such Material Asset Sale occurred on the first day of the relevant period. For purposes of this definition, “Material Asset Sale” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $500,000,000.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor any of its Affiliates shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Restricted Subsidiaries after the date hereof of (i) any of its capital stock or equivalent interests, (ii) any warrants or options exercisable in respect of its capital stock or equivalent interests or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Restricted Subsidiaries; provided that “Equity Issuance” shall not include (x) any disposition by the Borrower or any Restricted Subsidiary of any Subsidiary thereof or (y) any such issuance or sale (i) pursuant to employee and other benefit plans established in the ordinary course of business, (ii) by any Restricted Subsidiary of the Borrower to the Borrower or to any Subsidiary of the Borrower, (iii) by the

Borrower to Verizon or any of its Subsidiaries (other than any of the Borrower’s Subsidiaries) or Vodafone Group Plc or any of its Subsidiaries or (iv) by any Restricted Subsidiary that is a non-wholly owned Subsidiary to any present or future minority holder of capital stock or equivalent interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Set, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for any Interest Period for each Eurodollar Rate Loan comprising part of the same Set shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loans comprising such Set and with a term equivalent to such Interest Period would be offered by Morgan Stanley’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, subject, however, to the provisions of Section 2.06. Notwithstanding the foregoing, the “Eurodollar Rate” for any such Interest Period shall be the rate per annum obtained by dividing (i) the rate per annum obtained by application of the foregoing provisions of this definition by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Loan” means a Term Loan or a Delayed Draw Loan that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Set means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Federal Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee and Syndication Letter dated the date hereof between the Borrower and the Lead Arranger, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Fitch” means Fitch Ratings Ltd.

“Fixed Rate Note” means the Fixed Rate Note made on July 1, 2005 by Verizon Financial Services LLC payable initially to the order of Verizon Global Funding Corp. in the amount of $9,000,000,000, as amended, restated, waived, supplemented or otherwise modified from time to time; provided that no amendment, restatement, supplement or other modification shall increase the amount available to be borrowed thereunder in excess of $9,000,000,000.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Set, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below (or the day provided pursuant to Section 2.06(c)). The duration of each such Interest Period shall be seven days or one, two, three or six months (or such other period, in the case of a period shorter than six months, as the Administrative Agent may approve or, in the case of a period longer than six months, as each Lender may approve), as the Borrower may, except as set forth in Section 2.06(c), upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)	no Interest Period shall end after the Maturity Date;

(ii)	Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Set shall be of the same duration;

(iii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)	whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lead Arranger” means Morgan Stanley Senior Funding, Inc.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

“Level I Status” applies on any date if on such date the Borrower’s long-term local issuer credit rating is rated A or higher by S&P, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level II Status” applies on any date if on such date (i) Level I Status does not apply and (ii) the Borrower’s long-term local issuer credit rating is rated A- or higher by S&P, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level III Status” applies on any date if on such date (i) neither Level I Status nor Level II Status applies and (ii) the Borrower’s long-term local issuer credit rating is rated BBB+ or higher by S&P, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level IV Status” applies on any date if on such date (i) none of Level I Status, Level II Status or Level III Status applies and (ii) the Borrower’s long-term local issuer credit rating is rated BBB or higher by S&P, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level V Status” applies on any date if none of Level I Status, Level II Status, Level III Status or Level IV Status applies on such date.

“Leverage Ratio” means, on the last day of any period of four fiscal quarters of the Borrower, the ratio of (a) long-term debt and debt maturing within one year on such day (in each case, of the type reflected in the most recently delivered Consolidated balance sheet of the Borrower) to (b) EBITDA for such period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Loan” means a Term Loan or a Delayed Draw Loan and refers to a Base Rate Loan or a Eurodollar Rate Loan. Each of a Base Rate Loan and a Eurodollar Rate Loan shall be a “Type” of Loan.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; provided that Material Adverse Change shall not include any change resulting from the entry into or announcement of the Merger Agreement or either Debt Purchase Agreement or the announcement or consummation of any of the transactions contemplated thereby.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole or (b) the ability of the Borrower to perform its obligations under this Agreement or any Note; provided that Material Adverse Effect shall not include any effect resulting from the entry into or announcement of the Merger Agreement or either Debt Purchase Agreement or the announcement or consummation of any of the transactions contemplated thereby.

“Maturity Date” means June 4, 2009, as such date may be extended with respect to any Consenting Lender pursuant to Section 2.04(b), provided that, if such date shall not be a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Merger Agreement” means the currently contemplated Agreement and Plan of Merger among the Borrower, AirTouch Cellular, Alltel Corporation, Atlantis Holdings LLC and Abraham Merger Corporation, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Equity Issuance or Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance or Debt Incurrence, net of reasonable fees, expenses, underwriting discounts and commissions incurred by the Borrower and its Subsidiaries in connection therewith.

“Note” means a Term Note or a Delayed Draw Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Taxes” has the meaning specified in Section 2.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b); (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance maintained in accordance with Section 5.01(c); (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; and (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by any of S&P, Moody’s and Fitch, as the case may be, for any class of non credit enhanced long term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means, at any time, Lenders having at least a majority in interest of the sum of the outstanding principal amount of the Loans and the unused Commitments in effect at such time.

“Requisite Amount” has the meaning specified in Section 6.01(d).

“Restricted Subsidiary” means each Subsidiary of the Borrower listed on Schedule 4.01(j) hereto (as such Schedule may be amended, supplemented or otherwise modified from time to time by the Borrower in accordance with Section 8.01(c)).

“Rural” means Rural Cellular Corporation, a Minnesota corporation.

“Rural Agreement” means the Agreement and Plan of Merger, dated as of July 29, 2007, by and among the Borrower, AirTouch Cellular, a California corporation, and Rural, as amended, restated, waived, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” has the meaning specified in Section 5.01(i)(iv).

“Set” means the collective reference to Eurodollar Rate Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPV” has the meaning specified in Section 8.08(a).

“Step-Up Determination Date” has the meaning specified in Section 2.05(a)(i).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Syndication End Date” has the meaning set forth in Section 8.07(a).

“Taxes” has the meaning specified in Section 2.12(a).

“Term Borrowing” means a Borrowing consisting of Term Loans.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan pursuant to Section 2.01(a), expressed as an amount representing the principal amount of the Term Loan to be made by such Lender hereunder, as such amount may be reduced from time to time pursuant to Sections 2.04 or 2.08 or reduced or increased pursuant to Section 8.07. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01A, or in the Assignment and Acceptance pursuant to which such Lender shall have been assigned its Term Commitment. The initial aggregate principal amount of the Lenders’ Term Commitments is $4,800,000,000.

“Term Lender” means a Lender with Term Commitments or Term Loans.

“Term Loan” means a loan by a Term Lender to the Borrower on the Effective Date.

“Term Loan Termination Date” means the date that is the earlier of (i) 30 days after the date hereof and (ii) the date of termination of the Term Commitments pursuant to Section 2.04 or Section 6.01 hereof.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loan made by such Term Lender.

“Transferred Rights” has the meaning given to such term in the applicable Debt Purchase Agreement, without giving effect to any amendment or other modification after the date hereof that would expand the same to include rights or other assets that are not related to (i) Alltel Corporation or any Subsidiary thereof, (ii) any Debt of Alltel Corporation or any Subsidiary thereof or (iii) any Transferred Right (as so defined prior to giving effect to such amendment or other modification).

“Type” has the meaning specified in the definition of Loan.

“US Dollars” or “$” means the lawful money of the United States of America.

“Verizon” means Verizon Communications Inc., a Delaware corporation.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”), as in effect from time to time.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a) Term Loans. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make one Term Loan to the Borrower on the Effective Date, in US Dollars, in a principal amount specified by the Borrower not exceeding such Lender’s Term Commitment. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

(b) Delayed Draw Loans. Each Delayed Draw Lender severally agrees, on the terms and conditions hereinafter set forth, to make up to three Delayed Draw Loans to the Borrower, in US Dollars, in a principal amount specified by the Borrower not exceeding such Delayed Draw Lender’s unused Delayed Draw Commitment, each such Delayed Draw Loan to be made on the applicable Delayed Draw Funding Date. Each Delayed Draw Borrowing shall be in an aggregate amount of $100,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made by the Delayed Draw Lenders ratably according to their respective Delayed Draw Commitments. Amounts repaid or prepaid in respect of the Delayed Draw Loans may not be reborrowed.

SECTION 2.02. Making the Loans.

(a) The Borrowing of (i) the Term Loans on the Effective Date and (ii) the Borrowing of the Delayed Draw Loans on the applicable Delayed Draw Funding Date shall, in each case, be made on notice, given not later than (i) the time agreed upon by the Borrower and the Administrative Agent on the Business Day of the proposed Borrowing in the case of a Borrowing of Eurodollar Rate Loans on the Effective Date, (ii) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans following the Effective Date or (iii) 10:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, and the Administrative Agent shall give each Lender prompt notice thereof by telecopier. Each such notice (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein (i) the requested Type of Loans comprising the Borrowing, (ii) the aggregate amount of such Borrowing, (iii) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan and (iv) whether such Borrowing is a Term Borrowing or a Delayed Draw Borrowing. Each Lender shall, before 12:00 noon (New York City time) (or such other time agreed upon by the Borrower and the Administrative Agent) on the date of the applicable Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower, provided that such notice may be conditioned upon consummation of the transactions contemplated by the Debt Purchase Agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. In the case of a Borrowing that the Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of a Notice of Borrowing pursuant to the proviso in the immediately preceding sentence or any failure to fulfill on or before the date of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Loans for any Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Loans shall be suspended pursuant to Section 2.06 or 2.10.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of Borrowing in accordance with subsection (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this subsection (d).

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make the Loan to be made by it as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the account of the Lenders on the Maturity Date the aggregate outstanding principal amount of the Loans of the Lenders.

SECTION 2.04. Termination or Reduction of the Commitments; Extension of Maturity Date.

(a) The Term Commitments shall automatically terminate at 11:59 p.m. on the Term Loan Termination Date. The Delayed Draw Commitments shall automatically terminate at 11:59 p.m. on the Delayed Draw Termination Date. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that once terminated, a Commitment may not be reinstated.

(b) The Borrower may, not less than 30 days but not more than 60 days prior to the Maturity Date, by written notice to the Administrative Agent (which shall promptly deliver a copy to each Lender), request that the Lenders extend the initial Maturity Date for an additional period of one year, provided that the Borrower shall be permitted only one extension of the initial Maturity Date hereunder. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Borrower’s notice, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Date extension request, then the initial Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the initial Maturity Date. The decision to agree or withhold agreement to a Maturity Date extension request shall be at the sole discretion of each Lender. The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the initial Maturity Date. Notwithstanding the foregoing provisions of this subsection, the Borrower shall have the right, pursuant to Section 8.07, at any time prior to the initial Maturity Date, to replace a Declining Lender with a Lender or other Eligible Assignee consented to by the Administrative Agent (each such consent not to be unreasonably withheld) that will agree to a Maturity Date extension request and will execute and deliver to the Administrative Agent an appropriate Assignment and Assumption, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the initial Maturity Date pursuant to this subsection shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Borrower under Section 3.01(f)(ii) through (iv), giving effect to such extension, (ii) on the date of the Administrative Agent’s receipt of all such documents pursuant to clause (i) above, which shall be no later than the 30th day after the date of the Administrative Agent’s receipt of the Borrower’s Maturity Date extension request or, if such day is not a Business Day, on the next succeeding Business Day, (A) the representations and warranties contained in Section 4.01 are correct on and as of the date of such extension before and after giving effect to such extension (except to the extent such representation and warranty relates to a specific earlier date in which case it was true as of such earlier date) and (B) no event has occurred and is continuing, or would result from such extension, that constitutes a Default, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer, treasurer or controller of the Borrower and (iii) the principal amount of all outstanding Loans made by each Declining Lender that has not been replaced pursuant to the foregoing provisions of this Section 2.04(b), together with all accrued interest thereon and all accrued fees and other amounts payable to or for the account of such Declining Lender hereunder, shall be paid in full on the initial Maturity Date.

SECTION 2.05. Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from (x) in the case of any Term Loan, the Effective Date and (y) in the case of any Delayed Draw Loan, the Delayed Draw Funding Date of such Delayed Draw Loan, in each case until such principal amount of such Loan shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate in effect from time to time plus (z) if on the date that is six months after the Effective Date (the “Step-Up Determination Date”) the aggregate outstanding principal amount of the Loans exceeds $1,887,500,000, 0.25% per annum following the Step-Up Determination Date, payable, in the case of such Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Rate in effect from time to time plus (z) if on the Step-Up Determination Date the aggregate outstanding principal amount of the Loans exceeds $1,887,500,000, 0.25% per annum following the Step-Up Determination Date, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(iii) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the overdue amount of principal, interest or fees, as the case may be, at a rate per annum which is

(x) in the case of overdue principal, the rate that would be otherwise applicable thereto pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 plus 2%, (y) in the case of overdue interest, the rate that would be otherwise applicable to the principal of the Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 plus 2% (other than pursuant to subclause (x) of this clause (a)(iii)) and (z) in the case of fees, the rate described in clause (a)(i) of this Section 2.05 plus 2%.

SECTION 2.06. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Loans, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into (or continue as) Eurodollar Rate Loans with an Interest Period of one month (subject to the provisions set forth in the definition of “Interest Period”).

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing or Set shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Loans shall automatically Convert into Base Rate Loans.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

SECTION 2.07. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert Loans of one Type into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans and any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than $25,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.08. Prepayments of Loans.

(a) Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Term Loans or Delayed Draw Loans, as applicable, as directed by the Borrower, in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory Prepayments. Upon any Equity Issuance or Debt Incurrence, the Borrower shall prepay the Loans, and/or the Commitments shall be subject to automatic permanent reduction, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof, such prepayment and reduction to be effected in each case (except as provided in the immediately following sentence) within three Business Days after such Equity Issuance or Debt Incurrence by, first, ratably prepaying the then outstanding Loans and, second, after all outstanding Loans have been prepaid in full, permanently reducing the Commitments then in effect. If any prepayment of Loans required under this Section 2.08(b) would result in the Borrower incurring breakage costs under Section 8.04(c) with respect to any Eurodollar Rate Loans having an Interest Period with a duration of, or expiring within, one month or less (the “Affected Loans”), at the request of the Borrower an amount equal to the aggregate principal amount of the Affected Loans, together with accrued interest thereon to the date of deposit, shall be deposited in an escrow account pursuant to arrangements reasonably satisfactory to the Borrower and the Lenders holding the Affected Loans and applied to the prepayment of the Affected Loans on the last day of the next-expiring Interest Period for the Affected Loans (or such earlier date or dates as shall be requested by the Borrower), together with accrued interest on the Affected Loans at the rate provided for in Section 2.05(a)(ii).

(c) Notices. Prepayments pursuant to this Section 2.08 shall be made upon notice to the Administrative Agent not later than 10:00 A.M. (New York City time) on any Business Day for Base Rate Loans, and upon at least two Business Days’ notice for Eurodollar Rate Loans, stating the proposed date and aggregate principal amount of the applicable prepayment. Upon receipt of a notice of prepayment pursuant to this clause (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable.

(d) Other Amounts. All prepayments pursuant to this Section 2.08 shall be accompanied by interest on the principal amount prepaid accrued to the date of such prepayment. In the event of any prepayment of Eurodollar Rate Loans pursuant to this Section 2.08, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.09. Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority each of which is effective after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans (excluding for purposes of this Section 2.09 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority), provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitments hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitments hereunder, provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Loans to the Borrower and the total loans of such Lender to its similarly situated customers.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan, will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.11. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due, in US Dollars, to the Administrative Agent at the Administrative Agent’s Account in same day funds, without set-off, counterclaim or deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this

Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate at times when the Base Rate is based on the “Prime Lending Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent each Lender or severally shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.12. Taxes.

(a) Subject to subsections (e) and (f) below, any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof (or in the case of any payments by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person such payments shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by a foreign jurisdiction or any political subdivision thereof), excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being herein referred to as “Taxes”). Subject to subsections (e) and (f) below, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such

Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. For purposes of this subsection (a) and subsection (e) below, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(b) In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date (herein referred to as “Other Taxes”).

(c) Subject to subsections (d), (e) and (f) below, the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (to the extent not previously paid under subsection (a) or (b) above) imposed on or paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest, expenses and any taxes imposed by any jurisdiction on amounts payable under this Section 2.12) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two properly and accurately completed and duly executed original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, establishing that payments to such Lender are not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of an income tax treaty to which the United States is a party. If any Lender which is organized under the laws of a jurisdiction outside the United States is unable to provide the above-described forms for a relevant interest period (or if the Lender’s appropriate personnel responsible for providing the forms actually become aware that the forms provided by it are inaccurate), such Lender shall notify the Borrower in writing prior to or immediately upon the commencement of such relevant interest period.

(e) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.12(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form is no longer required to establish an exemption from United States Federal withholding tax), such Lender shall not be entitled to indemnification under subsection (a) or (c) above with respect to Taxes imposed by the United States by reason of such failure and the Borrower shall be entitled to withhold Taxes from payments to such Lender; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps at such Lender’s expense as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) Notwithstanding anything else contained in this Section 2.12, the Borrower shall only be required to pay additional sums with respect to Taxes (subject to subsection (h) below) to a Lender or the

Administrative Agent, as the case may be, pursuant to subsection (a) or (c) above if the obligation to pay such Taxes results from such Lender’s or the Administrative Agent’s, as the case may be, inability to obtain a complete exemption from Taxes as a result of (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender).

(g) In the event that the Borrower makes an additional payment under subsection (a) or (c) above for the account of any Lender or the Administrative Agent and such Lender or the Administrative Agent, as the case may be, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Administrative Agent, as the case may be, shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or the Administrative Agent, as the case may be, shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender or the Administrative Agent, as the case may be, (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender or the Administrative Agent to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender or the Administrative Agent to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender and the Administrative Agent shall reasonably cooperate with the Borrower at the Borrower’s written request and sole expense, in contesting any Tax or Other Tax the Borrower would bear pursuant to this Section 2.12; provided, however, that (i) no tax return of such Lender or the Administrative Agent is or would be held open as a result of such contest, (ii) neither such Lender nor the Administrative Agent is required to reopen a tax year that has already closed and (iii) such Lender and the Administrative Agent shall, in the sole opinion of such Lender and the Administrative Agent, respectively, have determined that such contest will leave such Lender and the Administrative Agent, respectively, in no worse position than it would have been in had it not contested such Tax or Other Tax. Nothing contained herein shall interfere with the right of a Lender, or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender or the Administrative Agent, such contest would be disadvantageous to such Lender or the Administrative Agent. In pursuing a contest in the Lender’s or the Administrative Agent’s name, such Lender or the Administrative Agent will be represented by counsel of such Lender’s or the Administrative Agent’s choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s unused Commitments and Loans to the Borrower and the total lending commitments and total loans of such Lender, to its similarly situated customers.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.12, 8.01(b), 8.04(c) or 8.07) in excess of its ratable share of payments on account of the Loans, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Term Note and/or one or more Delayed Draw Notes, as the case may be, is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans or the Delayed Draw Loans, as applicable, owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Term Note and/or one or more Delayed Draw Notes, as applicable, payable to the order of such Lender in a principal amount up to the outstanding Term Loans and/or Delayed Draw Loans, as applicable, of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include (i) the date and amount of each Borrowing, the Type of Loans comprising each Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.15. Fees.

(a) Administration Fee. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

(b) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Lender a commitment fee on the aggregate amount of such Delayed Draw Lender’s unused Delayed Draw Commitment from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in Assignment and Acceptance pursuant to which such Delayed Draw Lender became a Lender in the case of each other Delayed Draw Lender until the Delayed Draw Termination Date at the Applicable Rate payable in arrears on the Delayed Draw Termination Date.

(c) Other Fees. The Borrower shall timely pay such other fees as separately agreed in the Fee Letter and in any other fee letter related to this Agreement between the Borrower and the Lead Arranger and/or any of the Lenders.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. The obligation of each Lender to make Loans hereunder shall become effective on and as of the date (the “Effective Date”) on which the following conditions precedent shall have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2007.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d) The Borrower shall have paid all invoiced fees and expenses of the Administrative Agent and the Lenders (including the invoiced fees and expenses of counsel to the Administrative Agent).

(e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) Between December 31, 2007 and the Effective Date, there has been no Material Adverse Change,

(ii) There is no pending or (to the knowledge of the Borrower) threatened action or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is reasonably likely to have a Material Adverse Effect,

(iii) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(iv) No event has occurred and is continuing that constitutes a Default.

(f) The Administrative Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Administrative Agent and (except for Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.14.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and the Notes, if any, and of all documents evidencing other necessary partnership action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes, if any, and the other documents to be delivered hereunder.

(iv) A favorable opinion of the Vice President and General Counsel or Vice President and Deputy General Counsel for the Borrower, covering the matters set forth in Exhibit D hereto.

(v) A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received on or before the Effective Date the financial statements described in Section 4.01(e), in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (other than those contained in Sections 4.01(f)(i) and (g), as to which no representation is made other than on and as of the Effective Date) are correct on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date), and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a partnership duly organized under the laws of the state of its organization.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action, and do not contravene (i) the Borrower’s partnership agreement (or other equivalent organizational documents) or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, if any.

(d) This Agreement has been, and each of the Notes, if any, when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Initial Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e) The Consolidated balance sheet of the Borrower as at December 31, 2007, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, and the Consolidated balance sheet of the Borrower as at March 31, 2008, and the related Consolidated statements of income and cash flows of the Borrower for the portion of the fiscal year then ended, duly certified (subject to year end audit adjustments and the absence of footnotes) by the chief financial officer, treasurer or controller of the Borrower, copies of each of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of the Borrower as at each such date and the Consolidated results of the operations of the Borrower for the periods ended on each such date, all in accordance with generally accepted accounting principles consistently applied.

(f) There is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Agreement or any Note.

(g) No Material Adverse Change has occurred since December 31, 2007.

(h) Neither the Borrower nor any of the Restricted Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) No part of the proceeds of any Loans will be used in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect.

(j) Set forth on Schedule 4.01(j) hereof is a list of Subsidiaries of the Borrower that, for the most recent fiscal quarter of the Borrower, in the aggregate, together with the Borrower, accounted for not less than 65% of total revenues and sales as shown on the Consolidated financial statements of the Borrower for such fiscal quarter.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower and the Restricted Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates; provided, however, that each of the Borrower and the Restricted Subsidiaries may self insure to the extent consistent with prudent business practice.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its corporate (including partnership, limited liability company or other legal organizational) existence, rights (charter and statutory, if applicable) and franchises; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if the senior management of the Borrower or of such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Restricted Subsidiary.

(e) Visitation Rights. During normal business hours and upon not less than five days’ notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Borrower and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of the Restricted Subsidiaries with the appropriate representatives of the Borrower and together with the appropriate representatives of the Borrower’s independent certified public accountants; provided that the Administrative Agent and the Lenders may make copies of and abstracts from the records and books of account only at times when a Default has occurred and is continuing.

(f) Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, containing the Consolidated balance sheet of the Borrower as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower for such fiscal year, in each case accompanied by the opinion(s) acceptable to the Required Lenders of one or more firms of independent certified public accountants of nationally recognized standing;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower files with the Securities and Exchange Commission (the “SEC”) (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

(v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 3.01(b); and

(vi) such other information respecting the Borrower or any of the Restricted Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Reports required to be delivered pursuant to clauses (i), (ii) and (iv) above for the Borrower shall be deemed to have been delivered on the date on which the Borrower posts such reports on the Borrower’s website on the Internet at the website address listed for the Borrower on the signature pages hereof or on Intralinks (or another similar website for purposes of posting information to the Lenders to which the Administrative Agent and the Lenders have access) and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (iv) above. In every instance the Borrower shall provide paper copies of the deliverables required by clauses (iii) and (v) above to the Administrative Agent and each of the Lenders until such time as the Administrative Agent shall have provided the Borrower written notice otherwise.

(j) Use of Proceeds. The proceeds of the Term Loans and the Delayed Draw Loans shall be used solely (i) to purchase the Transferred Rights, (ii) to consummate the transactions contemplated by the Rural Agreement and refinance outstanding indebtedness of Rural and its Subsidiaries (it being understood that such proceeds may be held in one or more cash accounts in anticipation of such consummation or refinancing), (iii) to pay fees and expenses in connection with the foregoing and (iv) for general corporate purposes in an aggregate principal amount not exceeding $5,000,000. The proceeds of the Loans shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the Administrative Agent nor the Lenders shall have any responsibility as to the use of any proceeds of the Loans.

SECTION 5.02. Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder the Borrower will not:

(a) Liens, Etc. Create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Loans shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured, provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower, provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Borrower, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition, (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and (C) the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with the Borrower,

(v) Liens to secure Debt issued by the Borrower in connection with a consolidation or merger of the Borrower with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate), and

(vi) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of the Restricted Subsidiaries to do so, except that (i) any Restricted Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Restricted Subsidiary, (ii) any Restricted Subsidiary may merge into or dispose of assets to the Borrower, (iii) the Restricted Subsidiaries may merge into, consolidate with or dispose of assets to Persons other than the Borrower and the Restricted Subsidiaries so long as, after giving effect to such transaction, the group of the Restricted Subsidiaries, taken as a consolidated whole, has not disposed of all or substantially all of its assets and (iv) the Borrower may merge with any of the Restricted Subsidiaries so long as the surviving Person assumes all obligations of the Borrower hereunder and under the Notes, the documentation evidencing such assumption of obligations is reasonably satisfactory to the Required Lenders and such surviving Person has a Public Debt Rating from at least two of Moody’s, S&P and Fitch of better than or equal to Baa2, BBB and BBB, respectively, provided that, at least one of the ratings shall be from S&P or Moody’s and provided further that, in the case of the foregoing clause (iv), no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of the Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

(d) Leverage Ratio. Permit the Leverage Ratio on the last day of any fiscal quarter to exceed 3.25 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Event of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan within three Business Days after the same becomes due and payable; or any fees or other amounts payable under this Agreement or any Note are not paid within three Business Days after the same become due and payable; or

(b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h), (i)(iii), (i)(v), or (j) or 5.02, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clauses (iii) and (v) thereof) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $200,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Restricted Subsidiary, as the case may be (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of the Borrower or such Restricted Subsidiary, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Restricted Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or

(e) The Borrower or any of the Restricted Subsidiaries shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of the Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(f) Any judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Borrower or any of the Restricted Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this subsection (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Verizon (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of Verizon; (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24 month period were directors of Verizon, together with individuals nominated or appointed to the board of directors of

Verizon by a majority of the directors then still in office who were either directors at the beginning of such 24-month period or whose nomination or appointment was previously so approved, shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of Verizon) to constitute a majority of the board of directors of Verizon; or (iii) the Borrower shall cease to be a Subsidiary of Verizon; or

(h) The Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Delayed Draw Lender to make Delayed Draw Loans to the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans of the Borrower, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon the Loans of the Borrower, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Delayed Draw Loans to the Borrower and (B) the Loans of the Borrower, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Loan as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

SECTION 7.03. Morgan Stanley Senior Funding, Inc. and Affiliates. With respect to its Commitment, the Loans made by it and any Notes issued to it, Morgan Stanley Senior Funding, Inc. shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Morgan Stanley Senior Funding, Inc. in its individual capacity. Morgan Stanley Senior Funding, Inc. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, its Subsidiaries and any Person who may do business with or own securities of the Borrower or its Subsidiaries, all as if Morgan Stanley Senior Funding, Inc. were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans owed each of them (or if no Loans are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out of pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent which, so long as no Default shall have occurred and be continuing, shall be subject to the Borrower’s approval, which approval shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, upon appointment of such successor Administrative Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. No Other Duties. Anything herein to the contrary notwithstanding, the Person acting as Lead Arranger and Bookrunner listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the Notes except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 3.01, (B) change the percentage of the Commitments of or the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (C) amend this Section 8.01; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent, (A) increase the Commitment of such Lender or subject such Lender to any additional obligations, (B) reduce the principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.13 and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

(b) Each Lender grants (x) to the Administrative Agent the right (which right may be exercised by the Administrative Agent in its sole discretion) to purchase all (but not less than all) of such Lender’s unused Commitments and Loans owing to it, and the Notes held by it and all of its rights and obligations hereunder at a price equal to the aggregate amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), and (y) to the Borrower the right (which right may be exercised by the Borrower in its sole discretion) to cause an assignment of all (but not less than all) of such Lender’s unused Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Administrative Agent (in its sole discretion) or the Borrower (in its sole discretion), as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders and to which the Required Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 8.07.

(c) The Borrower may amend, supplement or otherwise modify Schedule 4.01(j) hereto at any time by notice to the Lenders, provided that immediately after giving effect to any such revised Schedule 4.01(j) no Default shall have occurred and be continuing and the representation and warranty made in Section 4.01(j) shall be true.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by courier, if to the Borrower, at its address at One Verizon Way, VC43E029, Basking Ridge, NJ 07920 Attention: John Townsend (fax no. 908-559-7805), with a copy to Steven E. Zipperstein of the Borrower at One Verizon Way, VC43E024, Basking Ridge, NJ 07920 (fax no. 908-559-7397); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule 1 hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., Loan Documentation and Operations, 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, Attention: Jonathan Kolodziej (fax no. 718-233-0396); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the first class mails or, in the case of international delivery, mails or couriers that deliver within two Business Days, or telecopied, provided that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent and provided further that notices and communications to any Person required to be provided hereunder within five Business Days shall only be made by hand or via telecopy or courier. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses.

(a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit and insurance expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent and the Lead Arranger with respect thereto and with respect to advising the Administrative Agent and the Lead Arranger as to their rights and responsibilities under this Agreement. Such expenses shall be paid by the Borrower upon presentation of an itemized statement of account (after reasonable time for the Borrower to review such statement of account), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, the Lead Arranger and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, the Lead Arranger and each Lender in connection with the enforcement of rights under this subsection (a).

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender, and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the syndication of the credit facility established hereby, this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is based on contract, tort or any other theory, whether or not it is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (B) arises from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., the Administrative Agent or the Lead Arranger) under this Agreement or to the extent that it involves the Lead Arranger’s or the Administrative Agent’s syndication activities). The Borrower also agrees not to assert any claim against the Administrative Agent, the Lead Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower (or pursuant to Section 8.01(b)) to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment, prepayment (whether optional or mandatory) or Conversion pursuant to this Agreement or acceleration of the maturity of the Loans pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, Conversion or failure to prepay, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12, and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and termination of the Commitments.

SECTION 8.05. Right of Set off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01 and notice to the Borrower as required under Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application, provided that the failure to give such notices shall not affect the validity of such set off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations.

(a) Each Lender may, with the consent of the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld and such consent of the Borrower not to be required if an Event of Default under Section 6.01(a) or (e) has occurred and is continuing) and, if demanded by the Administrative Agent or the Borrower pursuant to Section 8.01(b) or following a request for a payment to or on behalf of such Lender under Section 2.09 or 2.12 or following a notice given by such Lender pursuant to Section 2.10 or if such Lender is a Declining Lender being replaced pursuant to Section 2.04(b), upon at least ten Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its unused Commitments and Loans owing to it and any Notes held by it), provided that the Borrower may make demand with respect to a Lender that has given notice pursuant to Section 2.10 only if the Borrower makes such demand of all Lenders similarly situated that have given such notice and provided further that, (i) for any assignment during the period from the date hereof to (and including) the date of the Merger Agreement, no assignment shall be permitted to any Person without the consent of the Borrower acting in its sole discretion, (ii) for any assignment during the period from the date hereof to (and including) the later of (x) the date that is 35 days after the date hereof and (y) the date that is 14 days after the date of the Merger Agreement (such later date, the “Syndication End Date”), no assignment shall be permitted to any Person other than to those “relationship” financial institutions set forth on Part A of the list provided to the Lead Arranger on or prior to the date hereof (the “Consent List”) unless (x) an Event of Default under Section 6.01(a) or (e) has occurred and is continuing or (y) the Borrower shall have consented to such assignment (in its sole discretion), (iii) for any assignment after the Syndication End Date, no assignment shall be permitted to any Person that is a “restricted” financial institution set forth on Part B of the Consent List unless (x) an Event of Default under Section 6.01(a) or (e) has occurred and is continuing or (y) the Borrower shall have consented to such assignment (in its sole discretion), (iv) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement and the Notes held by it, (v) each such assignment shall be of an equal percentage of the unused Commitment of and the outstanding Loans owing to the assigning Lender, (vi) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the unused Commitment of and the outstanding principal amount of the Loans owing to the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof, (vii) each such assignment shall be to an Eligible Assignee, (viii) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ix) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts that have accrued and are payable to such Lender under this Agreement, (x) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Notes subject to such assignment and (xi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights other than rights of indemnification under Section 8.04 or otherwise relating to a time prior to the effective date of such Assignment and Acceptance and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e), the most recent financial statements required to be delivered pursuant to Section 5.01(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative

Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee representing that it is an Eligible Assignee and the Borrower, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the unused Commitment of and the principal amount of the Loan owing to each Lender from time to time (the “Register”). Except as otherwise provided in Section 2.14(c), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its unused Commitment and Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the obligee of any such Loan for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a participant as to the manner in which the Lender shall exercise the Lender’s rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may at any time, without the consent of the Administrative Agent, or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it, and any Note or Notes held by it and) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

(g) Notwithstanding anything to the contrary in subsection (a) above, any Lender may at any time, without the consent of, but with notice to, the Borrower, assign all or part of its rights or obligations under this Agreement to any Affiliate of such Lender; provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

SECTION 8.08. SPV Designations.

(a) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of the Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make such Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

(b) As to any Loan or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loan or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loan or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any Note shall be issued hereunder to such Designating Lender, as agent for such SPV to the extent of the Loan or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Section 8.08 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in a Loan to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of such Loan and (ii) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 8.08 may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent, the Lead Arranger and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent, or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13. USA Patriot Act. Each Lender and the Lead Arranger hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and the Lead Arranger to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to each Lender and the Lead Arranger.

SECTION 8.14. Confidentiality; Non-Public Information.

(a) Confidentiality. Each of the Administrative Agent, the Lenders and the Lead Arranger agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Administrative Agent, such Lender or the Lead Arranger, as the case may be, shall inform the Persons to whom such disclosure is made of the confidential nature of such Information and, in the case of any such disclosure to an Affiliate, director, officer or employee, cause compliance by such Persons with this Section), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Lender or the Lead Arranger, as the case may be, shall, unless prohibited by law, notify the Borrower of any disclosure pursuant to this clause (c) as far in advance as is reasonably practicable under the circumstances, (d) other than with respect to the Consent List, to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, but in any event not with respect to the Consent List, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Lead Arranger or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower without a duty of confidentiality to the Borrower or its Subsidiaries having been breached to the knowledge of the Administrative Agent, such Lender or the Lead Arranger, as the case may be. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (including the Consent List, the Fee Letter and any information obtained based on a review of the books and records of the Borrower and its Subsidiaries) relating to the Borrower or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Borrower or on its behalf and relating to the Borrower, its Subsidiaries or its or their respective businesses may include material non-public information concerning the Borrower and its Subsidiaries or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and state securities laws.

(c) All such information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Subsidiaries and its and their securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 8.15. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 8.16. Non-Recourse. No partner in the Borrower shall have any liability hereunder to the Administrative Agent, the Lead Arranger or the Lenders and the Administrative Agent, the Lead Arranger and the Lenders shall have no recourse to the assets of any partner in the Borrower in respect of the Borrower’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CELLCO PARTNERSHIP

By:	/s/ John Townsend
Name:	John Townsend
Title:	Vice President and Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Vice President

LENDERS

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Vice President

MORGAN STANLEY BANK

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Authorized Signatory